Exhibit 23.2

We have issued our report dated March 8, 2000, accompanying the consolidated financial statements and schedule included in the Annual Report of Schick Technologies, Inc. on Form 10-K for the year ended March 31, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statement of Schick Technologies, Inc. on Form S-8 (File No. 333-46825), effective February 24, 1998.


GRANT THORNTON LLP (manually)


New York, New York
March 8, 2000